ICC23 7797 FOR LIFE GUARANTEED MINIMUM WITHDRAWAL BENEFIT WITH BONUS AND ANNUAL STEP-UP Thank you for choosing Jackson National Life Insurance Company®, also referred to as "the Company." This guaranteed minimum withdrawal benefit (GMWB) is made a part of the Contract to which it is attached. Certain provisions of Your Contract are revised as described below as of the Effective Date of this add-on benefit. To the extent any provisions contained in this add-on benefit are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this add- on benefit will control. The provisions of Your Contract remain in effect except where modified by this add-on benefit. PLEASE NOTE: THIS ADD-ON BENEFIT CANNOT BE TERMINATED INDEPENDENTLY FROM THE CONTRACT TO WHICH IT IS ATTACHED EXCEPT AS OUTLINED IN THE DEATH BENEFIT PROVISIONS. OWNER(S) MAY CHANGE OWNERSHIP OF THE CONTRACT; HOWEVER, THE DESIGNATED LIFE (AS DEFINED BY THIS ADD-ON BENEFIT) CANNOT CHANGE. THE COMPANY ASSUMES NO RESPONSIBILITY FOR THE VALIDITY OR TAX CONSEQUENCES OF ANY OWNERSHIP CHANGE. IF YOU MAKE AN OWNERSHIP CHANGE, YOU MAY HAVE TO PAY TAXES. THE COMPANY ENCOURAGES YOU TO SEEK LEGAL AND/OR TAX ADVICE. AS STATED IN YOUR CONTRACT: THE COMPANY RESERVES THE RIGHT TO LIMIT, RESTRICT, SUSPEND OR REJECT ANY OR ALL SUBSEQUENT PREMIUM PAYMENTS. PLEASE NOTE: PARTIAL WITHDRAWALS IN EXCESS OF THE GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA) OR THE REQUIRED MINIMUM DISTRIBUTION (RMD) DURING THE CONTRACT YEAR MAY BE SUBJECT TO WITHDRAWAL CHARGES AND COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL. THIS ADD-ON BENEFIT PROVIDES NO CASH OR NONFORFEITURE VALUES. The Contract is revised as follows: 1) The following language is added to the DEFINITIONS of the Contract: The following definitions are applicable to this add-on benefit only. All terms defined in the Contract that are used in this add-on benefit have the same definition as in the Contract. ADD-ON BENEFIT

ICC23 7797 2 "ACCELERATED GUARANTEED ANNUAL WITHDRAWAL AMOUNT PERCENTAGE (ACCELERATED GAWA%). The percentage used to determine the Guaranteed Annual Withdrawal Amount ("GAWA") during the period before both the Contract Value has reduced to zero and the Accelerated Withdrawal Period has expired. ACCELERATED WITHDRAWAL PERIOD. The period of time during which the GAWA is guaranteed to be calculated based on the Accelerated GAWA%, even if the Contract Value has reduced to zero. Beginning on the date the GAWA% is determined, the Accelerated Withdrawal Period will be equal to the period described on the Supplemental Contract Data Pages. BONUS. An amount credited to the GWB in Contract Years during the Bonus Period in which no withdrawals are taken. BONUS BASE. The value that the Bonus percentage is multiplied by to determine the amount of the Bonus applied to the GWB. BONUS PERIOD. The period of time during which You are eligible for a Bonus, as shown on the Supplemental Contract Data Pages. CONTRACT QUARTER. The three-month period beginning on the Issue Date or any Contract Quarterly Anniversary. DESIGNATED LIFE. The life on which certain GMWB values are based. The Designated Life is shown on the Supplemental Contract Data Pages. If the Owner is a natural person, then the Owner is the Designated Life. For Joint Owners, the oldest Joint Owner is the Designated Life. If the Owner is a legal entity, the Annuitant is the Designated Life. If the Owner is a legal entity and there are Joint Annuitants, the oldest Joint Annuitant is the Designated Life. The Designated Life may not be changed. EFFECTIVE DATE. The date shown on the Supplemental Contract Data Pages. FOR LIFE GUARANTEE. A guarantee that allows You to take partial withdrawals for the lifetime of the Designated Life or, with Joint Owners, the lifetime of the Joint Owner who dies first. GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA). The maximum amount You can withdraw each Contract Year, subject to the RMD exception stated in this add-on benefit, without reducing the guaranteed amount You can withdraw in future Contract Years. GUARANTEED ANNUAL WITHDRAWAL AMOUNT PERCENTAGE (GAWA%). The percentage used to determine the GAWA. GUARANTEED WITHDRAWAL BALANCE (GWB). The value upon which the GMWB Charge and GAWA calculations using the Accelerated GAWA% are based.

ICC23 7797 3 REQUIRED MINIMUM DISTRIBUTION (RMD). For certain Qualified Plan contracts, the RMD is the amount defined by the Internal Revenue Code and the implementing regulations as the minimum distribution requirement that applies to this Contract only. For purposes of this add-on benefit, this definition excludes any withdrawal necessary to satisfy the minimum distribution requirements of the Internal Revenue Code if the Contract is purchased with contributions from a nontaxable transfer after the death of the owner of a qualified contract. STANDARD BENEFIT BASE. The value upon which the GAWA is based once both the Contract Value has reduced to zero and the Accelerated Withdrawal Period has expired. STANDARD GUARANTEED ANNUAL WITHDRAWAL AMOUNT PERCENTAGE (STANDARD GAWA%). The percentage upon which the GAWA is based when both the Contract Value has reduced to zero and the Accelerated Withdrawal Period has expired." 2) The following language is added to the MISSTATEMENT OF AGE AND/OR SEX provision of the GENERAL PROVISIONS of the Contract: "If the age of the Designated Life is incorrectly stated on the Effective Date of the GMWB but falls within the allowable age range then, on the date the misstatement is discovered, the GWB, GAWA, and other GMWB values will be recalculated based on the GAWA% applicable at the correct age. If the age of the Designated Life is incorrectly stated on the Effective Date of the GMWB and falls outside the allowable age range then, on the date the misstatement is discovered, the GMWB will be null and void and all GMWB Charges will be refunded." 3) The following language is added to the REPORTS provision of the GENERAL PROVISIONS of the Contract: "For the current reporting period, if the GMWB is in effect, the Contract's annual report will also include: 1. any Bonus amount credited to the GWB; 2. the beginning and ending GWB; 3. the Accelerated GAWA%; 4. the Standard GAWA%; 5. the GAWA available for withdrawal in the following Contract Year; 6. the expiration date of the Accelerated Withdrawal Period, if applicable; and 7. the Contract Value after the application of the GMWB Charge." 4) The following language is added to the WITHDRAWAL PROVISIONS of the Contract: "FOR LIFE GUARANTEED MINIMUM WITHDRAWAL BENEFIT. The GMWB allows You to receive annual payments of the GAWA prior to the Income Date: 1. if the For Life Guarantee is in effect, for the lifetime of the Designated Life, or, if there are Joint Owners, the lifetime of the Joint Owner who dies first; or 2. if the For Life Guarantee is not in effect, until the earlier of Your death or the death of any Joint Owner or until the GWB is depleted, regardless of the performance of the Investment Divisions or level of the Contract Value. The GAWA will not reduce if total partial withdrawals taken within each Contract Year do not exceed the greater of the GAWA or the RMD. If You do not take a withdrawal of the greater of the GAWA or the RMD in one (1) Contract Year, You may not withdraw more than the greater of the GAWA or the RMD as a guaranteed withdrawal in subsequent Contract Years.

ICC23 7797 4 The withdrawals made under this add-on benefit are considered to be the same as any other partial withdrawals for the purposes of calculating any other values under the Contract. For purposes of this add-on benefit, partial withdrawals are considered to be the entire amount withdrawn from the Contract after the Effective Date of this add-on benefit, including any applicable charges for and adjustments to such withdrawals. GAWA withdrawals are considered partial withdrawals while the Contract Value is greater than zero and affect all Contract values the same as any other partial withdrawal would. The total amount received under this guarantee may be less than the GWB at election due to the application of charges and adjustments under the Contract. A partial withdrawal in excess of the Withdrawal Value will be permitted as long as total partial withdrawals in the Contract Year do not exceed the greater of the GAWA or the RMD. A partial withdrawal in excess of the Contract Value will be permitted as long as total partial withdrawals in the Contract Year do not exceed the greater of the GAWA or the RMD. In this case, the Contract Value will be set to zero and the Contract Value Reduces to Zero provision will apply. Assessment of GMWB Charge. The GMWB Charge in effect on the Effective Date is shown on the Supplemental Contract Data Pages. The GMWB Charge will be deducted at the end of each Contract Quarter on a pro rata basis from the Investment Divisions and Fixed Account Options when the Fixed Account Contract Value is greater than the Fixed Account Minimum Value or any Investment Division has value. If the Fixed Account Contract Value is reduced to the Fixed Account Minimum Value, as defined in Your Contract, the GMWB Charge will be deducted on a pro rata basis from the Investment Divisions. The deduction of the GMWB Charge from the Investment Divisions results in a redemption of Accumulation Units. The GMWB Charge will not affect the value of the Accumulation Units. If no value remains in the Investment Divisions, and the Fixed Account Contract Value is equal to the Fixed Account Minimum Value on any Contract Quarterly Anniversary, the GMWB Charge will not be assessed for that Contract Quarter. The GMWB Charge will be discontinued upon the earlier of the termination of this add-on benefit or the date on which the Contract Value equals zero. Upon termination, a pro rata GMWB Charge will be assessed for the period since the last quarterly GMWB Charge. The Company reserves the right to increase the GMWB Charge percentage, subject to the Maximum Guaranteed Minimum Withdrawal Benefit Charge provision shown on the Supplemental Contract Data Pages. Should the Company increase the GMWB Charge percentage, You may elect to opt out of the current and any future GMWB Charge percentage increases by forfeiting the Bonus provision, automatic step-ups, re-starting of the Accelerated Withdrawal Period, and any other increases to the GWB and GAWA. Upon such election, no future Premium payments will be allowed. Such election is final and must be received in Good Order prior to the Contract Anniversary on which the GMWB Charge percentage is scheduled to increase.

ICC23 7797 5 Guaranteed Withdrawal Balance. On the Effective Date of this add-on benefit, the GWB is determined as follows and is subject to the GWB Maximum shown on the Supplemental Contract Data Pages: 1. If the Effective Date of this add-on benefit is the Issue Date of the Contract, the GWB equals the initial Premium, net of any applicable taxes. 2. If the Effective Date of this add-on benefit is after the Issue Date of the Contract, the GWB equals the Contract Value on the Effective Date of this add-on benefit. With each Premium payment received after the Effective Date of this add-on benefit, the GWB will be recalculated to equal the GWB prior to the Premium payment plus the amount of the Premium payment, net of any applicable taxes, subject to the GWB Maximum shown on the Supplemental Contract Data Pages. Partial withdrawals will affect the GWB as follows: 1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the RMD, the GWB is equal to the greater of: a. the GWB prior to the partial withdrawal less the partial withdrawal; or b. zero. 2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the RMD: a. the excess withdrawal is defined as the lesser of the total amount of the current partial withdrawal or the amount by which cumulative partial withdrawals in the current Contract Year exceed the greater of the GAWA or the RMD, and b. the GWB is equal to the greater of: 1. the GWB prior to the partial withdrawal, first reduced dollar for dollar for any portion of the partial withdrawal not defined as an excess withdrawal, then reduced in the same proportion that the Contract Value is reduced by the excess withdrawal; or 2. zero. The GWB may not be withdrawn as a lump-sum and is not payable as a death benefit. Guaranteed Annual Withdrawal Amount. At the time the GAWA is first determined the GAWA is equal to the Accelerated GAWA% multiplied by the GWB. When both the Contract Value has reduced to zero and the Accelerated Withdrawal Period has expired, the GAWA is recalculated as the Standard GAWA% multiplied by the Standard Benefit Base. The Accelerated GAWA% and Standard GAWA% are determined at the earlier of: 1. the date You elect to opt out of an increase to the GMWB Charge percentage; 2. the date of the first withdrawal after the Effective Date of this add-on benefit; 3. the date the Contract Value reduces to zero; 4. the date the GMWB benefit is continued by a spousal Beneficiary; or 5. upon election of the Life Income of the GAWA Income Option.

ICC23 7797 6 The Accelerated GAWA% and Standard GAWA% are determined according to the table on the Supplemental Contract Data Pages based on the Designated Life's attained age at the time of determination. With each Premium payment received after the GAWA has been determined, the GAWA will be recalculated to equal the GAWA prior to the Premium payment plus the lesser of: 1. the Accelerated GAWA% multiplied by the Premium payment, net of any applicable taxes; or 2. the Accelerated GAWA% multiplied by the increase in the GWB. The Accelerated Withdrawal Period does not re-start upon recalculation of the GAWA due to subsequent Premium payments. Partial withdrawals will affect the GAWA as follows: 1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the RMD, the GAWA will be unchanged. 2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the RMD, the excess withdrawal is defined as the lesser of the total amount of the current partial withdrawal or the amount by which cumulative partial withdrawals in the current Contract Year exceed the greater of the GAWA or the RMD, and the GAWA is reduced in the same proportion as the Contract Value is reduced by the excess withdrawal. If the For Life Guarantee becomes effective after the Accelerated GAWA% and Standard GAWA% are determined, the GAWA will be redetermined based on the Accelerated GAWA% multiplied by the GWB as of the date the For Life Guarantee becomes effective. At the end of each Contract Year after the GAWA has been determined, if the For Life Guarantee is not in effect and the GWB is less than the GAWA, the GAWA is set equal to the GWB. Accelerated Withdrawal Period. The period of time, specified on the Supplemental Contract Data Pages, during which the GAWA is guaranteed to be calculated based on the Accelerated GAWA%, even if the Contract Value has reduced to zero. The Accelerated Withdrawal Period begins on the date that the GAWA% is determined. The Accelerated Withdrawal Period will not be extended if You do not make a withdrawal in a given Contract Year. If, during the Accelerated Withdrawal Period or after the expiration of the Accelerated Withdrawal Period, a GWB step-up increases the GAWA, the Accelerated Withdrawal Period will re-start. Upon re-start, the Accelerated Withdrawal Period will be equal to the period of time specified on the Supplemental Contract Data Pages. Standard Guaranteed Annual Withdrawal Amount Percentage. The Standard GAWA% is determined at the same time the Accelerated GAWA% is determined. The Standard GAWA% is determined according to the table on the Supplemental Contract Data Pages based on the Designated Life's attained age at the time of the determination.

ICC23 7797 7 Standard Benefit Base. The Standard Benefit Base is the value upon which the GAWA is based once the Contract Value has reduced to zero and the Accelerated Withdrawal Period has expired. The Standard Benefit Base is equal to the GAWA immediately before the transition to the Standard GAWA% divided by the Accelerated GAWA%. Guaranteed Withdrawal Balance Bonus. After the Effective Date of this add-on benefit, a Bonus will be applied to the GWB at the end of each Contract Year during the Bonus Period if no withdrawals are taken during that Contract Year. When the Bonus is applied: 1. The GWB equals the GWB prior to the application of the Bonus plus the Bonus Base multiplied by the Bonus Percentage shown on the Supplemental Contract Data Pages, subject to the GWB Maximum shown on the Supplemental Contract Data Pages. 2. If the Bonus is applied after the Accelerated GAWA% and Standard GAWA% are determined, the GAWA is the greater of: a. the Accelerated GAWA% multiplied by the new GWB; or b. the GAWA prior to the Bonus. 3. The Accelerated Withdrawal Period does not re-start upon recalculation of the GAWA due to application of the Bonus. The Bonus Base is determined as follows: 1. On the Effective Date of this add-on benefit, the Bonus Base is equal to the GWB. 2. With each Premium payment received after the Effective Date of this add-on benefit, the Bonus Base will be recalculated to equal the Bonus Base prior to the Premium payment plus the amount of the Premium payment, net of any applicable taxes, subject to the Bonus Base Maximum shown on the Supplemental Contract Data Pages. Partial withdrawals will affect the Bonus Base as follows: 1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the RMD, the Bonus Base will be unchanged. 2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the RMD, the Bonus Base is set equal to the lesser of the GWB following the partial withdrawal or the Bonus Base prior to the partial withdrawal. The GWB Bonus provision is terminated on the earlier of 1) the date the Contract Value is reduced to zero, 2) the date You elect to discontinue the GWB Bonus provision to avoid charge increases, 3) the date the Bonus Period ends, or 4) the date the GMWB is terminated. For Life Guarantee. The For Life Guarantee becomes effective on the For Life Guarantee Effective Date shown on the Supplemental Contract Data Pages unless: 1. the Contract has terminated; 2. the Contract Value is zero before the For Life Guarantee Effective Date; 3. the Income Date precedes the For Life Guarantee Effective Date; or 4. the Designated Life dies before the For Life Guarantee Effective Date.

ICC23 7797 8 If the For Life Guarantee becomes effective after the Accelerated GAWA% and Standard GAWA% are determined, the GAWA is reset to be equal to the Accelerated GAWA% multiplied by the current GWB as of the Effective Date of the For Life Guarantee. The Accelerated Withdrawal Period does not re-start upon recalculation of the GAWA due to the For Life Guarantee becoming effective. The For Life Guarantee is terminated when this GMWB is terminated or if this GMWB is continued by a spousal Beneficiary or spousal Joint Owner. Contract Value Reduces to Zero. If the Contract Value is reduced to zero as the result of a partial withdrawal which does not cause total withdrawals in the Contract Year to exceed the greater of the GAWA or the RMD, or by the deduction of charges, 1. all rights under the Contract cease, 2. no subsequent Premium payments will be accepted, 3. all other add-on benefits are terminated without value, 4. Spousal Continuation is not available upon the death of the Owner or the death of any Joint Owner, and 5. the Bonus Period is terminated, and no further Bonuses will apply. If the Accelerated GAWA% and Standard GAWA% have not yet been determined, the GAWA% will be determined at the Accelerated GAWA% and Standard GAWA% corresponding to the Designated Life's attained age at the time the Contract Value falls to zero and the GAWA will be equal to the Accelerated GAWA% multiplied by the GWB. If the For Life Guarantee is in effect, and 1. the Accelerated Withdrawal Period has not expired, a. payments will be made at the GAWA calculated using the Accelerated GAWA% for the remainder of the Accelerated Withdrawal Period, and b. upon the expiration of the Accelerated Withdrawal Period the GAWA will be recalculated as the Standard GAWA% multiplied by the Standard Benefit Base. The annual payments of the GAWA will be made until the death of the Designated Life or the death of any Joint Owner. 2. the Accelerated Withdrawal Period has expired, a. any remaining GAWA for that Contract Year will be paid at the Accelerated GAWA%, and b. at the next Contract Anniversary, the GAWA will be recalculated using the Standard GAWA%. Upon recalculation, the GAWA will be equal to the Standard GAWA% multiplied by the Standard Benefit Base.

ICC23 7797 9 If the For Life Guarantee is not in effect, and 1. the Accelerated Withdrawal Period has not expired, You will receive annual payments of the GAWA calculated using the Accelerated GAWA% for the remainder of the Accelerated Withdrawal Period or until the earlier of the depletion of the GWB, the death of the Designated Life or the death of any Joint Owner if sooner. 2. the Accelerated Withdrawal Period has expired and the GWB has not been depleted, a. any remaining GAWA for that Contract Year (or the GWB, if less) will be paid at the Accelerated GAWA%, and b. at the next Contract Anniversary, the GAWA will be recalculated using the Standard GAWA%. Upon recalculation, the GAWA will be equal to the Standard GAWA% multiplied by the Standard Benefit Base. The recalculated GAWA will be paid until the earlier of the depletion of the GWB, the death of the Designated Life or the death of any Joint Owner. With each payment, the GWB is reduced by the amount of the payment until the GWB is depleted. The last payment will not exceed the remaining GWB at the time of payment. Upon the death of the Designated Life or the death of any Joint Owner, all payments will cease. No death benefit will apply. Subject to the Company's approval, You may elect to receive payments more frequently than annually. However, the total of the payments made during any Contract Year may not exceed the GAWA. Guaranteed Withdrawal Balance Step-Up. On each Contract Anniversary following the Effective Date of this add-on benefit, the GWB will automatically step-up to the Contract Value if the Contract Value is greater than the GWB. At the time of step-up: 1. The GWB equals the Contract Value, subject to the GWB Maximum shown on the Supplemental Contract Data Pages. 2. The Bonus Base equals the greater of: a. the new GWB; or b. the Bonus Base prior to the step-up. If the step-up occurs after the Accelerated GAWA% has been determined, the GAWA is recalculated and is equal to the greater of: 1. the Accelerated GAWA% multiplied by the new GWB; or 2. the GAWA prior to the step-up. If the step-up occurs after the Accelerated GAWA% is determined and the GAWA increases due to that step-up, the Accelerated Withdrawal Period will re-start as described on the Supplemental Contract Data Pages. The Accelerated Withdrawal Period can re-start due to a step-up increasing the GAWA, even after the Accelerated Withdrawal Period has expired."

ICC23 7797 10 5) The following language is added to the PARTIAL WITHDRAWAL provision of the WITHDRAWAL PROVISIONS of the Contract: "Partial withdrawals will affect the Contract Value as follows: 1. The Minimum Contract Value remaining after a partial withdrawal shown on the Contract Data Pages of the Contract will be waived. 2. The Minimum partial withdrawal amount shown on the Contract Data Pages of the Contract will be waived." 6) The following language is revised in the PARTIAL WITHDRAWAL provision of the WITHDRAWAL PROVISIONS of the Contract: "Unless You request otherwise, a partial withdrawal will be deducted from each Contract Option in proportion to its current value. The partial withdrawal will be reduced for any applicable taxes and charges, including Withdrawal Charges, and then adjusted for any applicable Market Value Adjustments. Withdrawals of the GAWA or the RMD are not subject to Withdrawal Charges, if applicable. Withdrawals greater than the GAWA or the RMD in a Contract Year that also exceed the Free Withdrawal amount may be subject to Withdrawal Charges, if applicable." 7) The following language is added to the DEATH BENEFIT PROVISIONS of the Contract: "Upon Your death, or the death of any Joint Owner, while the Contract is still in effect with a Contract Value greater than zero, the GMWB terminates without value, unless the Contract is continued by the spouse. Upon continuation of the Contract by a spousal Joint Owner or a spousal Beneficiary, the spouse may elect to terminate the GMWB on the continuation date and thereafter no GMWB Charge will be assessed. If the surviving spouse elects to terminate the GMWB upon continuation of the Contract, the surviving spouse may elect a new GMWB, subject to availability, on any future Contract Anniversary. If the spouse does not make such an election on the continuation date, the GMWB will be continued by the spouse and may not be subsequently terminated independently from the Contract to which it is attached. If the GMWB is continued by the spouse, the For Life Guarantee provision will no longer be effective. If the Accelerated GAWA% and Standard GAWA% have not yet been determined, the GAWA% will be determined on the continuation date at the Accelerated GAWA% and Standard GAWA% corresponding to the Designated Life's attained age on the continuation date, as shown on the Supplemental Contract Data Pages, and the GAWA will be equal to the Accelerated GAWA% multiplied by the GWB. No other adjustments will be made to the GWB or the Accelerated GAWA% and Standard GAWA% at the time of such continuation. The Accelerated Withdrawal Period begins on the date that the GAWA% is determined and will continue as described under the Accelerated Withdrawal Period provision, including re-starts due to step-ups increasing the GAWA. Step-ups will continue as permitted as described under the GWB Step-Up provision. Bonuses will continue to apply as described in the GWB Bonus provision. Contract Years and Contract Anniversaries will continue to be based on the anniversary of the original Contract's Issue Date and the Effective Date of this add-on benefit will not change. The Bonus Period will continue to be based on the original Effective Date of this add-on benefit or the most recent Bonus Base step-up, if applicable. The latest date upon which the Bonus Period can re-start will continue to be based on the Designated Life's attained age."

ICC23 7797 11 8) The following language is added to the INCOME PROVISIONS of the Contract: "If the For Life Guarantee is in effect on the Latest Income Date, in addition to the Income Options available in Your Contract, You may elect the following Income Option: LIFE INCOME OF THE GAWA. You are entitled to receive payments during Your lifetime (with Joint Owners, the lifetime of the Joint Owner who dies first). All payments end upon Your death or the death of any Joint Owner. If the Accelerated GAWA% and Standard GAWA% have not yet been determined, the GAWA% will be determined on the Latest Income Date according to the table on the Supplemental Contract Data Pages based on the Designated Life's attained age at the time of the initial election of this GMWB Income Option, the Accelerated Withdrawal Period will begin, and the GAWA will be equal to the Accelerated GAWA% multiplied by the GWB. You will be paid the GAWA in the frequency that You elect, which may not be less frequently than annually. The number of annual payments of the GAWA will be equal to the greater of: 1. the number of years remaining until the expiration of the Accelerated Withdrawal Period at the time You begin income payments; or 2. the remaining Contract Value at the time You begin income payments divided by the GAWA, rounded up to the nearest whole number. After this number of payments have been made, the GAWA will be recalculated to equal the Standard GAWA% multiplied by the Standard Benefit Base, and this will be the GAWA paid annually thereafter. In the event of Your death or the death of any Joint Owner before the first monthly payment, the Company will pay the amount allocated to this Income Option to You or, if You are deceased, to Your Beneficiary. If the For Life Guarantee is not in effect on the Latest Income Date, in addition to the Income Options available in Your Contract, You may elect the following Income Option: SPECIFIED PERIOD INCOME OF THE GAWA. You are entitled to receive payments until the GWB is reduced to zero. Upon each payment, the GWB will be reduced by the payment amount. If the Accelerated GAWA% and Standard GAWA% have not yet been determined, the GAWA% will be determined on the Latest Income Date according to the table on the Supplemental Contract Data Pages based on the Designated Life's attained age at the time of the initial election of this GMWB Income Option, the Accelerated Withdrawal Period will begin, and the GAWA will be equal to the Accelerated GAWA% multiplied by the GWB. You will be paid the GAWA in the frequency that You elect, which may not be less frequently than annually. The number of annual payments of the GAWA will be equal to the minimum of: 1. the remaining GWB at the time You begin income payments divided by the GAWA, rounded up to the nearest whole number, or 2. the greater of the number of years remaining until the expiration of the Accelerated Withdrawal Period at the time You begin income payments or the remaining Contract Value at the time You begin income payments divided by the GAWA, rounded up to the nearest whole number.

ICC23 7797 12 If the final payment at this initial amount payable would exceed the remaining GWB, the final payment will be reduced to the current GWB. After the number of payments at the initial amount payable have been paid and if the GWB has not been reduced to zero, the amount payable annually will be recalculated based on the Standard GAWA%. The income payment after recalculation will be equal to the Standard GAWA% multiplied by the Standard Benefit Base. Payments at the recalculated payment will be made until the GWB has been reduced to zero. The final payment will not exceed the remaining GWB at the time of payment. This amount will be paid over the determined number of years in the frequency that You elect, which may not be less frequently than annually. If, upon Your death or the death of any Joint Owner, payments have been made for less than the number of years required to reduce the GWB to zero, the remaining payments will be made to the Beneficiary. This Income Option may not be available on certain Qualified Plans." TERMINATION OF THE GMWB. The GMWB terminates, a pro rata GMWB Charge will be deducted from Your Contract Value for the period since the last quarterly GMWB Charge, and all benefits under this and any other add-on benefits end on the earlier of: 1. the date You elect to receive income payments under the Contract; 2. the Latest Income Date; 3. the date You take a total withdrawal; 4. the date upon which the Contract terminates because the Owner or any Joint Owner dies, unless continued by the spouse; 5. the continuation date if the spouse elects to terminate the GMWB; or 6. the date upon which all obligations for payment under this add-on benefit have been satisfied after the Contract has been terminated. Signed for the Jackson National Life Insurance Company President

JACKSON®
National Life Insurance Company

SUPPLEMENTAL CONTRACT DATA PAGES

Please refer to the attached Add-On Benefit for further explanation of values shown on these Supplemental Contract Data Pages.

Contract Number: [1234567890]

Add-on Benefit: For Life Guaranteed Minimum Withdrawal Benefit with Bonus and Annual Step-Up

Designated Life: [John Doe]

Designated Life's Attained Age on the Effective Date: [35]

Effective Date: [August 1, 2023]

Bonus Percentage: [5%] of the Bonus Base

Bonus Base Maximum: [$10,000,000]

GWB Maximum: [$10,000,000]

For Life Guarantee Effective Date: The later of:

1. the Contract Anniversary on or immediately following the Designated Life's attained age [59 1/2]; or
2. the Effective Date of this add-on benefit.

Guaranteed Annual Withdrawal Amount Percentage (GAWA%):

Attained Age	Accelerated GAWA%	Standard GAWA%
[35-59	5.00%	2.75%
60-64	5.00%	2.75%
65-69	6.25%	4.00%
70-74	6.25%	4.00%
75-80	6.50%	4.25%
81+	6.75%	4.50%]

ICC23 7797-S

ICC23 7797-S 2 Guaranteed Minimum Withdrawal Benefit (GMWB) Charge. The GMWB Charge percentage equals [0.3750%] of the GWB on a quarterly basis and is deducted (i) at the end of each Contract Quarter following the Effective Date of this add-on benefit; and (ii) upon termination of the GMWB. This charge may increase, subject to the Maximum Guaranteed Minimum Withdrawal Benefit Charge. Maximum Guaranteed Minimum Withdrawal Benefit Charge. On each [5th] Contract Anniversary following the Effective Date of this add-on benefit, the Company reserves the right to increase the GMWB Charge percentage by up to [0.0625%] on a quarterly basis. The Maximum GMWB Charge percentage is [0.7500%] on a quarterly basis. If the GMWB Charge percentage is increased, Written Notice will be provided to You [45] days prior to the Contract Anniversary on which the GMWB Charge percentage is scheduled to increase. You may elect to opt out of the current and any future GMWB Charge percentage increases by forfeiting the Bonus provision, automatic step-ups, re-starting of the Accelerated Withdrawal Period, and any other increases to the GWB and GAWA. Upon such election, no future Premium payments will be allowed and the Accelerated GAWA% and Standard GAWA% will be determined with no future recalculation. Such election is final and must be received in Good Order prior to the Contract Anniversary on which the GMWB Charge percentage is scheduled to increase. Accelerated Withdrawal Period. The Accelerated Withdrawal Period begins on the date the Accelerated GAWA% and Standard GAWA% are determined and will re-start at the time the GAWA is increased due to a step-up. The Accelerated Withdrawal Period ends on the later of: 1. the [10th] Contract Anniversary following the date the Accelerated GAWA% and Standard GAWA% are determined; or 2. the [10th] Contract Anniversary following a step-up that results in an increase in GAWA. Bonus Period. The Bonus Period begins on the Effective Date of this add-on benefit and will re-start at the time the Bonus Base is increased due to a step-up if the step-up occurs on or before the Contract Anniversary immediately following the Designated Life's [80th] birthday. The Bonus Period ends on the earlier of: 1. the Contract Anniversary on which You elect to opt out of the current and any future GMWB Charge increases; 2. the [10th] Contract Anniversary following the later of the Effective Date of this add-on benefit or the most recent Bonus Base step-up; or 3. the date on which the Contract Value falls to zero as the result of a partial withdrawal or deduction of charges.